EXHIBIT 99.1

210 Westwood Place South, Suite 400 Brentwood, TN 37027

NEWS	FOR IMMEDIATE RELEASE
DOANE PET CARE REPORTS IMPROVEMENT IN PRELIMINARY RESULTS OF OPERATIONS IN Q2 2005
Brentwood, Tennessee, August 16, 2005 — Doane Pet Care Company (the “Company”) today reported preliminary unaudited sales and earnings results for its fiscal 2005 second quarter.
Quarterly Results
For the second quarter of fiscal 2005, the Company’s net sales were $243.9 million compared to $258.3 million for the second quarter of fiscal 2004, a decrease of 5.6%. This decrease was primarily due to the Company’s cost-sharing arrangements and the related impact of passing through lower commodity costs, and, to a lesser degree, lower domestic sales volume, partially offset by favorable foreign currency exchange rate fluctuations.
The Company reported a net loss of $7.6 million for its 2005 second quarter compared to a net loss of $17.7 million for the 2004 second quarter. Income from operations increased to $12.5 million in 2005 from $1.5 million in 2004. The improvement in income from operations was primarily due to lower global commodity costs, moderated by the related pass-through impact of the Company’s cost-sharing arrangements. The current quarter performance was also affected by higher packaging costs, the impact of which was lessened by improved manufacturing efficiencies. In addition, the period-over-period change in the Company’s income from operations was impacted by a $3.2 million favorable change in the required mark-to-market fair value accounting of the Company’s commodity derivative instruments. The 2005 period also included $1.7 million of other operating expenses, largely related to asset impairments in connection with a plant closure compared to $3.9 million of other operating expenses in the 2004 period related to the Company’s European restructuring.
Net cash provided by operating activities was $16.7 million for the 2005 second quarter compared to cash used in operating activities of $4.2 million for the 2004 second quarter. The improvement was principally due to higher earnings.
Adjusted EBITDA increased 23.3%, or $4.4 million, in the current quarter to $23.6 million from $19.2 million for the second quarter of 2004. The significant increase was largely due to improved income from operations.
The Company believes cash flows from operating activities is the most directly comparable GAAP financial measure to the non-GAAP Adjusted EBITDA liquidity measure typically reported in its earnings releases. The calculation of Adjusted EBITDA is explained below in the section titled “Adjusted EBITDA Supplemental Information.”
Doug Cahill, the Company’s President and CEO, said, “We continued our positive performance momentum in the current quarter, benefiting from both lower commodity costs and improved manufacturing efficiencies. We remain cautiously optimistic about our prospects for the balance of 2005 due to the potential impact of the recent upward trend in dry raw material costs, as well as the adverse impact that sustained higher world oil prices may have on our fuel, packaging and freight costs.”

Year-to-Date Results
For the first six months of fiscal 2005, the Company’s net sales decreased 3.4% to $511.0 million from $529.2 million for the first six months of fiscal 2004. The 2005 sales decrease was primarily due to the Company’s cost-sharing arrangements and the related impact of passing through lower commodity costs, and, to a lesser degree, lower domestic sales volume, partially offset by favorable foreign currency exchange rate fluctuations.
The Company reported a net loss of $0.4 million for the first six months of 2005 compared to a net loss of $25.5 million for the 2004 six-month period. As with the second quarter, the improvement in income from operations was primarily due to lower global commodity costs, moderated by the related pass-through impact of the Company’s cost-sharing arrangements. The current period performance was also affected by higher packaging costs, the impact of which was lessened by improved manufacturing efficiencies. In addition, the period-over-period change in the Company’s income from operations was impacted by a $7.4 million favorable change in the required mark-to-market fair value accounting of the Company’s commodity derivative instruments. The 2005 six-month period included other operating income of $1.7 million related to a favorable litigation settlement, partially offset by asset impairment charges recorded in the current quarter, compared to other operating expenses of $5.2 million in 2004 six-month period, principally related to the Company’s European restructuring.
Net cash provided by operating activities was $21.3 million for the 2005 six-month period compared to net cash used in operating activities of $6.3 million for the 2004 six-month period. The improvement was principally due to higher earnings.
Adjusted EBITDA was $54.7 million in the first six months of 2005 compared to $43.0 million recorded in the first six months of 2004. The significant increase was largely due to improved income from operations.
Delayed Filing of Quarterly Form 10‑Q
The Company recently commenced a review of certain of its internal controls and procedures, which in not yet complete. Until such review is complete, the Company will not file its quarterly report on Form 10-Q for the quarterly period ended July 2, 2005 (the “Form 10-Q”). The Company expects to file the Form 10-Q on or before August 22, 2005.
Adjusted EBITDA Supplemental Information
Adjusted EBITDA is a non-GAAP liquidity measure presented in this press release as a supplemental disclosure to cash flows from operating activities. Management believes that it is a useful presentation to investors in addition to GAAP cash flows from operating activities because of the significant impact working capital fluctuations can have on reported cash flows from operating activities. Management also believes Adjusted EBITDA is an analytical indicator of cash generated for purposes of assessing the Company’s ability to service its debt and fund capital expenditures. In addition, management believes that Adjusted EBITDA is of interest to the Company’s investors and lenders because it is the basis for the calculation of the financial covenant tests under the Company’s senior credit facility. The Company’s management uses Adjusted EBITDA to evaluate its business, to allocate resources and capital and to measure performance for incentive compensation purposes.
However, Adjusted EBITDA should be considered in addition to, not as a substitute for, cash flows from operating activities. The Company has significant uses of cash flows, including capital expenditures, interest payments, income tax payments, debt principal repayments and other charges, which are not reflected in Adjusted EBITDA. The Company defines Adjusted EBITDA as cash flows from operating activities, including income from joint ventures, before interest paid, income taxes paid, changes in working capital and certain other charges. These other charges include SFAS 133 accounting as well as charges associated with strategic and financial initiatives, including acquisitions, divestitures, financing transactions and restructuring efforts such as plant closings.
A reconciliation of Adjusted EBITDA to GAAP net income (loss) and GAAP cash flows from operating activities is included as a table below.
Forward-Looking Statements
All statements in this press release, including those comments made in the second quarter results review, other than statements of historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers should not place undue reliance on any forward-looking statements, which speak only as of the date made. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. It is important to note that actual results could differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially include without limitation: decreases or changes in demand for the Company’s products, changes in market trends, general competitive pressures from existing and new competitors, price volatility of commodities, natural gas, other raw materials and packaging, foreign currency exchange rate fluctuations, future investment returns in its pension plans, changes in laws and regulations, adverse changes in operating performance, adverse economic conditions and other factors. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company’s SEC filings, including without limitation the Company’s 2004 Annual Report on Form 10-K. We undertake no obligation to revise the forward-looking statements to reflect any future events or circumstances. All forward-looking statements attributable to the Company are expressly qualified in their entirety by this cautionary statement.
About the Company
Doane Pet Care Company, based in Brentwood, Tennessee, is the largest manufacturer of private label pet food and the second largest manufacturer of dry pet food overall in the United States. The Company sells to approximately 550 customers around the world and serves many of the top pet food retailers in the United States, Europe and Japan. The Company offers its customers a full range of pet food products for both dogs and cats, including dry, semi-moist, soft-dry, wet, treats and dog biscuits. For more information about the Company, including its SEC filings and past press releases, please visit www.doanepetcare.com. However, nothing contained therein shall be deemed to be a part of this press release.
CONTACT: Philip K. Woodlief, Vice President, Finance and Chief Financial Officer Tel: (615) 373-7774
-four tables to follow-

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)
(Preliminary and Unaudited)

	Second quarter		First six months
	2005	2004	2005	2004

Net sales	$243.9	$258.3	$511.0	$529.2
Cost of goods sold	201.2	225.2	416.2	455.3

Gross profit	42.7	33.1	94.8	73.9
% of net sales	17.5%	12.8%	18.6%	14.0%

Operating expenses:
Promotion and distribution	14.7	13.8	29.1	28.0
Selling, general and administrative	12.8	12.8	25.9	26.0
Amortization	1.0	1.1	2.2	2.3
Other operating expense (income), net	1.7	3.9	(1.7)	5.2

Income from operations	12.5	1.5	39.3	12.4

Interest expense, net	19.1	18.2	37.7	36.1
Other income, net	(0.3)	(0.3)	(0.6)	(0.7)

(Loss) income before income taxes	(6.3)	(16.4)	2.2	(23.0)

Income tax expense	1.3	1.3	2.6	2.5

Net loss	$(7.6)	$(17.7)	$(0.4)	$(25.5)

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions, except Par Value and Shares)
(Preliminary and Unaudited)

	End of
	Second quarter	Fiscal
	2005	2004

ASSETS

Current assets:
Cash and cash equivalents	$37.0	$28.8
Accounts receivable, net	91.5	112.4
Inventories, net	67.7	68.3
Deferred tax assets	1.9	2.4
Prepaid expenses and other current assets	11.1	7.1

Total current assets	209.2	219.0
Property, plant and equipment, net	236.8	258.1
Goodwill and other intangible assets	376.4	390.5
Other assets	29.4	34.3

Total assets	$851.8	$901.9

LIABILITIES AND STOCKHOLDER’S (DEFICIT) EQUITY

Current liabilities:
Current maturities of long-term debt	$3.5	$3.7
Accounts payable	84.1	102.2
Accrued liabilities	50.7	59.2

Total current liabilities	138.3	165.1

Long-term debt:
Long-term debt, excluding current maturities	577.2	580.1
Senior Preferred Stock (Redeemable), 3,000,000 shares authorized, 1,200,000 shares issued and outstanding, $119.0 current redemption value	114.9	106.4

Total long-term debt	692.1	686.5
Deferred tax liabilities	34.9	33.6
Other long-term liabilities	9.8	9.5

Total liabilities	875.1	894.7

Commitments and contingencies
Stockholder’s (deficit) equity:
Common stock, $0.01 par value, 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in-capital	115.7	115.7
Accumulated other comprehensive income	32.6	62.7
Accumulated deficit	(171.6)	(171.2)

Total stockholder’s (deficit) equity	(23.3)	7.2

Total liabilities and stockholder’s (deficit) equity	$851.8	$901.9

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Preliminary and Unaudited)

	First six months
	2005	2004

Cash flows from operating activities:
Net loss	$(0.4)	$(25.5)
Items not requiring (providing) cash:
Depreciation	17.8	17.3
Amortization	2.3	2.9
Deferred income tax expense	2.1	2.1
Non-cash interest expense	11.1	9.7
Equity in joint ventures	(0.1)	(0.5)
Asset impairments	1.1	0.4
Changes in current assets and liabilities	(12.6)	(12.7)

Net cash provided by (used in) operating activities	21.3	(6.3)

Cash flows from investing activities:
Capital expenditures	(10.1)	(5.1)
Other, net	(0.8)	(0.4)

Net cash used in investing activities	(10.9)	(5.5)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	13.1
Principal payments on long-term debt	(1.8)	(17.3)
Payments for debt issuance costs	—	(3.0)

Net cash used in financing activities	(1.8)	(7.2)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	(0.2)

Increase (decrease) in cash and cash equivalents	8.2	(19.2)
Cash and cash equivalents, beginning of period	28.8	29.3

Cash and cash equivalents, end of period	$37.0	$10.1

ADJUSTED EBITDA RECONCILIATION FOR
DOANE PET CARE COMPANY AND SUBSIDIARIES
(Dollars in Millions)
(Preliminary and Unaudited)
HISTORICAL RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
AND CASH FLOWS FROM OPERATING ACTIVITIES

	Second quarter		First six months
	2005	2004	2005	2004

Net loss	$(7.6)	$(17.7)	$(0.4)	$(25.5)
Adjustments to net loss:
Interest expense, net	19.1	18.2	37.7	36.1
Income tax expense	1.3	1.3	2.6	2.5
Depreciation	9.0	8.9	17.8	17.3
Amortization	1.1	1.5	2.3	2.9
SFAS 133 (gain) loss	(1.0)	3.1	(3.6)	4.5
Other operating expense (income)	1.7	3.9	(1.7)	5.2

Adjusted EBITDA	23.6	19.2	54.7	43.0

Changes in current assets and liabilities	6.2	(2.9)	(12.6)	(12.7)

Adjustments to net loss which are changes in current assets and liabilities:
Change in interest payable	(2.2)	(1.7)	—	(0.3)
Change in income taxes payable	(0.2)	—	(0.2)	0.1
SFAS 133 gain (loss)	1.0	(3.1)	3.6	(4.5)
Other operating (expense) income	(0.7)	0.3	(0.7)	(1.4)

Adjustments to net loss which (require) provide cash:
Interest paid	(11.2)	(11.5)	(26.6)	(26.1)
Income taxes paid	—	(0.1)	(0.3)	(0.5)
Other operating (expense) income	—	(4.2)	3.5	(3.4)
Equity in joint ventures	0.2	(0.2)	(0.1)	(0.5)

Net cash provided by (used in) operating activities	$16.7	$(4.2)	$21.3	$(6.3)